Exhibit 99.2  Binding Letter of Intent

ZULU ENERGY CORP.

2610 – 1066 West Hastings Street

Vancouver, BC V6E 3X2

September 25, 2007

Nyati Mauritius Limited

c/o Nerine Trust Company

PO Box 434, Nerine House,

St George's Place, St. Peter Port

Guernsey, GY1 3ZG

Channel Islands

Attn:    Phil Lockett, Esq., Executive Director

Swansi Holdings Corp.

Nerine Fiduciaire S.A.

Rue des Terreaux-du-Temple 4

Case postale 5023

CH - 1211 Geneva 11

Switzerland

Attn:

Gareth Corbin, Esq., Director

Re:  Acquisition by Zulu Energy Corp.

Gentlemen:

This binding letter of intent (the “LOI”) sets forth the agreement and understanding as to the terms of the acquisition of: (i) 84 shares of common stock, $1.00 par value (the “Nyati Shares”) of Nyati Mauritius Limited, a Mauritius corporation (“Nyati Mauritius”) from LMA Hughes LLLP (“LMA Hughes”); and (ii) eight shares of common stock, BPULA 1.00 par value (the “Botswana Shares”) of Nyati Resources Botswana (PTY) Limited, a Botswana corporation (“Nyati Botswana”) from Swansi Holdings Corp. (“Swansi”) by Zulu Energy Corp., a Colorado corporation (“Zulu”), or a wholly-owned subsidiary thereof:

1.

Acquisition.  Zulu will acquire the Nyati Shares from LMA Hughes.  In consideration for such sale, Zulu will deliver at the closing of the transaction (the “Closing Date”) 30,000,000 shares of Zulu to LMA Hughes.  Zulu will acquire the Botswana Shares from Swansi.  In consideration for such sale, Zulu will deliver at the Closing Date $1,500,000 in cash to Swansi.  In addition, Zulu will deliver $1,500,000 in cash to Swansi upon the earlier of (i) four years from the Closing Date or (ii) Zulu raising gross proceeds of at least an aggregate of $5,000,000 in one or more financings, through an offering of equity, debt or a combination thereof.

2.

Additional Conditions.  The following additional parameters will be contained in the acquisition agreements:

•

Satisfactory confirmation that Nyati Mauritius and Swansi own 50% each of Nyati Botswana.

•

Prior to the Closing Date, Zulu will not enter into any material obligations or new compensatory arrangements without the consent of Nyati Mauritius.  Material obligations do not include expenses incurred in the normal course of operations.

•

Prior to the Closing Date, Zulu will have completed a private placement, resulting in gross proceeds to Zulu of at least $5 million, on terms acceptable to Nyati Mauritius.

•

The acquisition agreement and related documents (collectively, the “Definitive Agreements”) will contain representations, warranties, covenants, including non-competition and confidentiality covenants, conditions to close and indemnities usual to a transaction of this nature.

•

The Zulu board of directors shall consist of three members appointed by Nyati Mauritius.

•

The delivery of financial statements required by Zulu for SEC filing purposes.

•

Zulu and LMA Hughes will enter into a tax indemnification agreement, for the benefit of LMA Hughes from any increased tax liability from Zulu electing to treat Nyati Mauritius as a partnership or disregarded entity for U.S. federal tax purposes.

1.

Costs.  Except as provided herein, each party agrees to pay, without right of reimbursement from the other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation.  Notwithstanding anything to the contrary, Zulu shall reimburse LMA Hughes fees incurred in connection with the transaction, which fees and expenses shall not exceed $150,000.

3.

Timeline.  The confidentiality/standstill agreement is attached hereto. All parties will use their best efforts to complete the transactions outlined above as soon as practicable. It is expected that an acquisition agreement will be executed and the transaction will close in no event later than October 31, 2007.  Neither party shall be obligated to consummate the transactions prior to the execution of Definitive Agreements, unless the parties agree thereto in writing.

4.

Conduct of Business.  Each party hereto hereby agrees to conduct its business in accordance with the ordinary, usual and normal course of business heretofore conducted by it.  Thus, there may be no material adverse changes in the business of any company from the date hereof through the closing of this transaction.

Until consummation or termination of the Definitive Agreements, Nyati Mauritius, LMA Hughes, and Swansi shall not directly or indirectly:  (i) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of the shares of Nyati Muaritius or the Botswana Shares without the expressed written consent of Zulu; (ii) issue or cause to be issued additional shares or options or warrants to purchase shares of Nyati Mauritius or Nyati Botswana to any persons or parties; (iii) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of all or substantially all of a material portion of the assets of Nyati Mauritius or Nyati Botswana; or (iv) assume or incur a significant amount of liabilities or take any other actions outside the ordinary course of its businesses.

5.

Access.  From the date of this agreement until such time as this agreement is terminated or the Definitive Agreements are executed, Zulu shall have access to all information in the possession or control of Nyati Mauritius and Swansi relating to Nyati Mauritius and Nyati Botswana’s businesses, assets and financial condition.  Nyati Mauritius and Swansi and their representatives shall also assist Zulu in conducting its due diligence review.

6.

Binding Effect.  This agreement is binding on the parties provided, however, that in the event that any party, acting in its sole discretion, is not fully satisfied with the results of its due diligence review or other information provided by or related to another party, any party, acting in its sole discretion, may terminate the proposed agreement at any time prior to the execution of the Definitive Agreements, which shall be controlling thereafter.

7.

Counterparts.  This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.

Entire Agreement.  This Letter of Intent constitutes the entire agreement of the parties covering everything agreed upon or understood in this transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind other than as set forth herein.

If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this letter.

ZULU ENERGY CORP.

By: _____________________________________

       Paul Stroud, President  and CEO

AGREED AND ACCEPTED

This 26th day of September, 2007

NYATI MAURITIUS LIMITED

By:_______________________________

     Phil Lockett, Director

AGREED AND ACCEPTED

This 26th day of September, 2007

SWANSI HOLDINGS CORP.

By:_______________________________

     Gareth Corbin, Director